Exhibit 99

Meridian Bancorp, Inc. Reports Record Net Income

for the First Quarter Ended March 31, 2018

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (April 24, 2018): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $12.0 million, or $0.23 per diluted share, for the quarter ended March 31, 2018, compared to $9.0 million, or $0.17 per diluted share, for the quarter ended December 31, 2017 and $9.2 million, or $0.18 per diluted share, for the quarter ended March 31, 2017. Net income for the quarter ended March 31, 2018 reflects a reduction in the statutory federal income tax rate to 21% from 35% effective January 1, 2018 related to enactment of the Tax Cuts and Jobs Act (the “Tax Act”) in December 2017, following a $7.1 million charge in the quarter ended December 31, 2017 related to enactment of the Tax Act. The Company’s return on average assets was 0.90% for the quarter ended March 31, 2018, compared to 0.70% for the quarter ended December 31, 2017 and 0.82% for the quarter ended March 31, 2017. The Company’s return on average equity was 7.35% for the quarter ended March 31, 2018, compared to 5.56% for the quarter ended December 31, 2017 and 6.03% for the quarter ended March 31, 2017.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am pleased to report record first quarter net income of $12.0 million for 2018, up $2.8 million, or 30%, from the prior record set in the first quarter of 2017. This increase reflects a 10% rise in pre-tax income, including growth of 19% in net interest income. Our pre-tax income would have increased 28% from the first quarter of 2017 if the $691,000 loss from the decline in fair value of equity securities in the first quarter of 2018 and gains on sale of securities for both periods as reported in non-interest income were excluded. New accounting rules require changes in the fair value of our equity securities portfolio to be recorded in net income beginning in 2018.”

Mr. Gavegnano added, “Our net income for the first quarter of 2018 was also significantly enhanced due to the decline in income tax expense of 29% from the first quarter of 2017 reflecting the Tax Act’s lower federal income tax rate. We believe the lower federal tax rate will provide strong support for our long-term growth plans.”

The Company’s net interest income was $39.8 million for the quarter ended March 31, 2018, up $519,000 or 1.3%, from the quarter ended December 31, 2017 and $6.5 million, or 19.5%, from the quarter ended March 31, 2017. The interest rate spread and net interest margin on a tax-equivalent basis were 2.92% and 3.16%, respectively, for the quarter ended March 31, 2018 compared to 2.97% and 3.20%, respectively, for the quarter ended December 31, 2017 and 2.99% and 3.20%, respectively, for the quarter ended March 31, 2017. The increases in net interest income were primarily due to loan growth, partially offset by increases in the average balances of total deposits and borrowings and the cost of funds for the quarter ended March 31, 2018, compared to the respective prior periods. The interest rate spread and net interest margin on a tax-equivalent basis for the quarter ended March 31, 2018 were adjusted to reflect the reduction in the federal income tax rate to 21% from 35%.

Total interest and dividend income increased to $52.0 million for the quarter ended March 31, 2018, up $1.1 million, or 2.2%, from the quarter ended December 31, 2017 and $10.2 million, or 24.5%, from the quarter ended March 31, 2017, primarily due to growth in the Company’s average loan balances to $4.777 billion. The Company’s yield on loans was 4.29% on a tax-equivalent basis for the quarter ended March 31, 2018, down 10 basis points from the quarter ended December 31, 2017, and up six basis points from the quarter ended March 31, 2017. The Company’s yield on interest-earning assets on a tax-equivalent basis was 4.11% for the quarter ended March 31, 2018, unchanged from the quarter ended December 31, 2017, and up 13 basis points from the quarter ended March 31, 2017. The yields on loans and interest-earning assets on a tax-equivalent basis for the quarter ended March 31, 2018 reflect the reduction in the federal income tax rate to 21% from 35%.

Total interest expense increased to $12.2 million for the quarter ended March 31, 2018, up $607,000, or 5.3%, from the quarter ended December 31, 2017 and $3.8 million, or 44.7%, from the quarter ended March 31, 2017. Interest expense on deposits increased to $10.5 million for the quarter ended March 31, 2018, up $409,000, or 4.0%, from the quarter ended December 31, 2017 and $3.1 million, or 41.6%, from the quarter ended March 31, 2017 primarily due to growth in average total deposits to $4.116 billion and increases in the cost of average total deposits to 1.04% from 1.00% for the quarter ended December 31, 2017, and 0.85% for the quarter ended March 31, 2017. Interest expense on borrowings increased to $1.6 million for the quarter ended March 31, 2018, up $198,000, or 13.7%, from the quarter ended December 31, 2017 and $662,000, or 67.6%, from the quarter ended March 31, 2017, primarily due to growth in average total borrowings to $521.1 million and an increase in the cost of average borrowings to 1.28% from 1.18% for the quarter ended December 31, 2017, and 1.20% for the quarter ended March 31, 2017. The Company’s total cost of funds was 1.06% for the quarter ended March 31, 2018, up four basis points from the quarter ended December 31, 2017 and 18 basis points from the quarter ended March 31, 2017.

Mr. Gavegnano noted, “Our net loan growth was $278 million, or 6%, for the quarter ending March 31, 2018, a new first quarter record, and $880 million, or 22%, since March 31, 2017, which continues to drive our net interest income growth. As expected, the decline in our net interest margin on a tax-equivalent basis to 3.16% for the first quarter of 2018 resulted from the reduction in our federal income tax rate under the Tax Act. Without this change in our tax rate, our yields on loans and interest earning assets, the interest rate spread and the net interest margin on a tax-equivalent basis would have been five basis points higher than reported for the first quarter of 2018. Our net interest margin without tax-equivalent adjustments increased to 3.11% for the first quarter of 2018 from 3.08% from the first quarter of last year, despite the increase of 18 basis points in our cost of funds to 1.06%.”

The Company recognized a provision for loan losses of $2.2 million for the quarter ended March 31, 2018, compared to a credit of $715,000 for the quarter ended December 31, 2017 and a provision of $1.6 million for the quarter ended March 31, 2017. The allowance for loan losses was $47.5 million or 0.96% of total loans at March 31, 2018, compared to $45.2 million or 0.97% of total loans at December 31, 2017, and $41.8 million or 1.03% of total loans at March 31, 2017. The changes in the provision and the allowance for loan losses coverage ratio were based on management’s assessment of loan portfolio growth and composition changes, declines in historical charge-off trends, reduced levels of problem loans and other improvements in asset quality trends.

Net recoveries totaled $114,000 for the quarter ended March 31, 2018, or 0.01% of average loans outstanding on an annualized basis compared to net recoveries of $257,000, or 0.02% of average loans outstanding on an annualized basis, for the quarter ended December 31, 2017, and net charge-offs of $3,000 for the quarter ended March 31, 2017, or 0.00% of average loans on an annualized basis.

Non-accrual loans were $8.0 million, or 0.16% of total loans outstanding, at March 31, 2018; down $332,000, or 4.0%, from December 31, 2017; and down $5.7 million, or 41.3%, from March 31, 2017. Non-performing assets were $8.0 million, or 0.15% of total assets, at March 31, 2018, compared to $8.4 million, or 0.16% of total assets, at December 31, 2017, and $13.7 million, or 0.30% of total assets, at March 31, 2017.

Non-interest income was $2.3 million for the quarter ended March 31, 2018, down $6.4 million, or 73.2%, from $8.7 million for the quarter ended December 31, 2017 and down $1.7 million, or 42.7%, from $4.1 million for the quarter ended March 31, 2017. The declines in non-interest income were primarily due to decreases in the gain on sales of securities, net, of $5.9 million from the quarter ended December 31, 2017 and $1.4 million from the quarter ended March 31, 2017. In addition, a $691,000 loss on equity securities, net, was recognized as non-interest income for the quarter ended March 31, 2018 resulting from the adoption of a new accounting standard on January 1, 2018 related to the recognition and measurement of financial assets and financial liabilities.

Non-interest expenses were $24.7 million, or 1.86% of average assets for the quarter ended March 31, 2018, compared to $23.9 million, or 1.85% of average assets for the quarter ended December 31, 2017 and $21.9 million, or 1.94% of average assets for the quarter ended March 31, 2017. Non-interest expenses increased $820,000, or 3.4%, compared to the quarter ended December 31, 2017, due primarily to increases of $1.6 million in salaries and employee benefits, $741,000 in occupancy and equipment and $152,000 in data processing, partially offset by a $1.7 million decrease in merger and acquisition related expenses. As compared to the quarter ended March 31, 2017, non-interest expenses increased $2.8 million, or 12.9%, primarily due to increases of $1.7 million in salaries and employee benefits, $516,000 in occupancy and equipment and $304,000 in data processing. The increases in salaries and employee benefits expenses reflect annual increases in employee compensation and health benefits during the first quarter of 2018. In addition, the increases in salaries and employee benefits, occupancy and equipment expenses and data processing include costs associated with the expansion of our branch and support staff, including two branches acquired from Meetinghouse Bank on December 29, 2017, one new branch opened in the first quarter of 2018 and four new branch openings planned for later in 2018. The Company’s efficiency ratio, which excludes merger and acquisition expenses, was 57.62% for the quarter ended March 31, 2018 compared to 52.61% for the quarter ended December 31, 2017 and 61.02% for the quarter ended March 31, 2017.

Mr. Gavegnano said, “The increase in our efficiency ratio from the fourth quarter of 2017 was largely due to annual employee salary and benefit increases that went in effect in the first quarter of 2018 and overhead expenses for the branches acquired in the Meetinghouse Bank acquisition in late December. The increases in non-interest expenses also reflect the Bank’s raise in its minimum wage to $15 per hour effective January 1, 2018, the opening of our 34th full service location in Boston’s Cleveland Circle neighborhood during March 2018 and preparations for the opening of new branches in Boston’s Brigham Circle and in Lynnfield, Burlington and West Peabody later in the year. As we have demonstrated in the past, we believe investments such as these in our team and toward expansion of our footprint will enhance our market share and future financial performance.”

The Company recorded a provision for income taxes of $3.3 million for the quarter ended March 31, 2018, reflecting an effective tax rate of 21.6%, compared to $15.9 million, or an effective tax rate of 63.7%, for the quarter ended December 31, 2017, and $4.7 million, or an effective tax rate of 33.6%, for the quarter ended March 31, 2017. The reductions in the provision for income taxes and the effective tax rate for the quarter ended March 31, 2018 reflect the decrease in the statutory federal income tax rate to 21% from 35% effective January 1, 2018 as a result of the Tax Act. In addition, the income tax provision and effective tax rate for the quarter ended December 31, 2017, reflected a $7.1 million charge related to enactment of the Tax Act that required the Company to revalue its net deferred tax assets as of December 22, 2017. This charge may be subject to adjustment in future periods.

Total assets were $5.461 billion at March 31, 2018, up $161.2 million, or 3.0%, from $5.299 billion at December 31, 2017 and $822.0 million, or 17.7%, from $4.639 billion at March 31, 2017. Net loans were $4.900 billion at March 31, 2018, up $277.5 million, or 6.0%, from December 31, 2017, and $879.6 million, or 21.9%, from March 31, 2017. The net increase in loans for the three months ended March 31, 2018 was primarily due to increases of $189.2 million in commercial real estate loans, $79.3 million in multi-family loans, $10.4 million in one- to four-family loans and $7.5 million in commercial and industrial loans. Cash and due from banks was $316.4 million at March 31, 2018, a decrease of $86.3 million, or 21.4% from December 31, 2017. Securities, at fair value, were $34.2 million at March 31, 2018, a decrease of $4.1 million, or 10.8%, from $38.4 million at December 31, 2017.

Total deposits were $4.189 billion at March 31, 2018, an increase of $81.5 million, or 2.0%, from $4.108 billion at December 31, 2017 and an increase of $532.7 million, or 14.6%, from $3.657 billion at March 31, 2017. Core deposits, which exclude certificates of deposit, increased $43.7 million, or 1.6%, during the three months ended March 31, 2018 to $2.781 billion, or 66.4% of total deposits. Total borrowings were $582.6 million, up $69.1 million, or 13.5%, from December 31, 2017 and up $247.7 million, or 74.0%, from March 31, 2017.

Total stockholders’ equity increased $9.2 million, or 1.4%, to $655.6 million at March 31, 2018 from $646.4 million at December 31, 2017. The increase for the three months ended March 31, 2018 was primarily due to net income of $12.0 million and $2.0 million related to stock-based compensation plans, partially offset by the repurchase of 100,000 shares of the Company’s common stock at a total cost of $2.0 million, and dividends of $0.05 per share totaling $2.6 million. Stockholders’ equity to assets was 12.01% at March 31, 2018, compared to 12.20% at December 31, 2017. Book value per share increased to $12.13 at March 31, 2018 from $11.96 at December 31, 2017. Tangible book value per share increased to $11.70 at March 31, 2018 from $11.54 at December 31, 2017. Market price per share decreased $0.45 or 2.2%, to $20.15 at March 31, 2018 from $20.60 at December 31, 2017. At March 31, 2018, the Company and the Bank continued to exceed all regulatory capital requirements.

During the quarter ended March 31, 2018, the Company repurchased 100,000 shares of its stock at an average price of $19.96 per share. As of March 31, 2018, the Company had repurchased 2,159,611 shares of its stock at an average price of $14.00 per share, or 78.9% of the 2,737,334 shares authorized for repurchase under the Company’s repurchase program adopted in August 2015.

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 34 full-service locations and one mobile location in the greater Boston metropolitan area. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2018	December 31, 2017	March 31, 2017
	(Dollars in thousands)
ASSETS
Cash and due from banks	$316,372	$402,687	$327,663
Certificates of deposit	44,133	69,326	80,323
Securities, at fair value	34,229	38,364	59,058
Federal Home Loan Bank stock, at cost	27,572	24,947	18,629
Loans held for sale	1,136	3,772	1,022
Loans:
One- to four-family	614,043	603,680	544,025
Home equity lines of credit	45,193	48,393	42,642
Multi-family	858,894	779,637	587,180
Commercial real estate	2,253,014	2,063,781	1,791,468
Construction	638,751	641,306	567,352
Commercial and industrial	533,056	525,604	524,723
Consumer	10,466	10,761	9,710

Total loans	4,953,417	4,673,162	4,067,100
Allowance for loan losses	(47,488)	(45,185)	(41,764)
Net deferred loan origination fees	(5,593)	(5,179)	(4,593)

Loans, net	4,900,336	4,622,798	4,020,743
Bank-owned life insurance	40,608	40,336	41,033
Premises and equipment, net	41,415	40,967	41,099
Accrued interest receivable	12,281	12,902	10,070
Deferred tax asset, net	15,737	15,244	21,471
Goodwill	19,638	19,638	13,687
Core deposit intangible	3,096	3,243	—
Other assets	4,145	5,231	3,914

Total assets	$5,460,698	$5,299,455	$4,638,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing demand deposits	$487,096	$477,428	$439,315
Interest-bearing demand deposits	1,098,646	1,004,155	748,465
Money market deposits	851,702	921,895	1,005,534
Regular savings and other deposits	343,466	333,774	323,136
Certificates of deposit	1,408,464	1,370,609	1,140,183

Total deposits	4,189,374	4,107,861	3,656,633
Long-term debt	582,561	513,444	334,827
Accrued expenses and other liabilities	33,156	31,751	31,074

Total liabilities	4,805,091	4,653,056	4,022,534

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 54,068,874, 54,039,316 and 53,630,841 shares issued at March 31, 2018, December 31, 2017 and March 31, 2017, respectively	540	540	536
Additional paid-in capital	395,531	395,716	391,316
Retained earnings	278,450	268,533	241,472
Accumulated other comprehensive income (loss)	(616)	128	2,034
Unearned compensation - ESOP, 2,526,595, 2,557,036 and 2,648,359 at March 31, 2018, December 31, 2017 and March 31, 2017, respectively	(18,298)	(18,518)	(19,180)

Total stockholders’ equity	655,607	646,399	616,178

Total liabilities and stockholders’ equity	$5,460,698	$5,299,455	$4,638,712

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$49,985	$49,144	$40,489
Interest on debt securities:
Taxable	126	42	119
Tax-exempt	15	14	10
Dividends on equity securities	148	223	277
Interest on certificates of deposit	203	185	212
Other interest and dividend income	1,522	1,265	645

Total interest and dividend income	51,999	50,873	41,752

Interest expense:
Interest on deposits	10,509	10,100	7,419
Interest on long-term debt	1,642	1,444	980

Total interest expense	12,151	11,544	8,399

Net interest income	39,848	39,329	33,353
Provision (credit) for loan losses	2,189	(715)	1,619

Net interest income, after provision (credit) for loan losses	37,659	40,044	31,734

Non-interest income:
Customer service fees	2,170	2,170	2,052
Loan fees	295	88	68
Mortgage banking gains, net	133	109	90
Gain on sales of securities, net	154	6,058	1,574
Loss on equity securities, net	(691)	—	—
Income from bank-owned life insurance	272	284	288

Total non-interest income	2,333	8,709	4,072

Non-interest expenses:
Salaries and employee benefits	15,394	13,761	13,675
Occupancy and equipment	3,539	2,798	3,023
Data processing	1,683	1,531	1,379
Marketing and advertising	967	1,131	854
Professional services	965	804	1,135
Deposit insurance	797	824	691
Merger and acquisition	74	1,784	—
Other general and administrative	1,270	1,236	1,120

Total non-interest expenses	24,689	23,869	21,877

Income before income taxes	15,303	24,884	13,929
Provision for income taxes	3,309	15,863	4,685

Net income	$11,994	$9,021	$9,244

Earnings per share:
Basic	$0.23	$0.18	$0.18
Diluted	$0.23	$0.17	$0.18
Weighted average shares:
Basic	51,531,835	51,425,793	50,949,634
Diluted	53,083,815	53,026,141	52,526,737

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$4,776,876	$50,573	4.29%	$4,555,544	$50,361	4.39%	$4,000,857	$41,689	4.23%
Securities and certificates of deposit	96,511	523	2.20	110,900	554	1.98	145,841	725	2.02
Other interest-earning assets (3)	317,883	1,522	1.94	375,712	1,265	1.34	243,478	646	1.08

Total interest-earning assets	5,191,270	52,618	4.11	5,042,156	52,180	4.11	4,390,176	43,060	3.98

Noninterest-earning assets	125,293			115,174			111,757

Total assets	$5,316,563			$5,157,330			$4,501,933

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits	$1,032,514	$2,791	1.10	$965,096	$2,624	1.08	$654,977	$1,219	0.75
Money market deposits	883,549	2,057	0.94	920,676	2,176	0.94	1,008,392	2,230	0.90
Regular savings and other deposits	335,288	114	0.14	321,436	113	0.14	307,940	108	0.14
Certificates of deposit	1,376,113	5,547	1.63	1,322,382	5,187	1.56	1,134,329	3,862	1.38

Total interest-bearing deposits	3,627,464	10,509	1.17	3,529,590	10,100	1.14	3,105,638	7,419	0.97
Borrowings	521,090	1,642	1.28	486,882	1,444	1.18	330,604	980	1.20

Total interest-bearing liabilities	4,148,554	12,151	1.19	4,016,472	11,544	1.14	3,436,242	8,399	0.99

Noninterest-bearing demand deposits	488,459			462,684			425,353
Other noninterest-bearing liabilities	26,638			29,596			27,312

Total liabilities	4,663,651			4,508,752			3,888,907
Total stockholders’ equity	652,912			648,578			613,026

Total liabilities and stockholders’ equity	$5,316,563			$5,157,330			$4,501,933

Net interest-earning assets	$1,042,716			$1,025,684			$953,934

Fully tax-equivalent net interest income		40,467			40,636			34,661
Less: tax-equivalent adjustments		(619)			(1,307)			(1,308)

Net interest income		$39,848			$39,329			$33,353

Interest rate spread (1)(4)			2.92%			2.97%			2.99%
Net interest margin (1)(5)			3.16%			3.20%			3.20%
Average interest-earning assets to average interest-bearing liabilities		125.13%			125.54%			127.76%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$4,115,923	$10,509	1.04%	$3,992,274	$10,100	1.00%	$3,530,991	$7,419	0.85%
Total deposits and borrowings, including noninterest-bearing demand deposits	$4,637,013	$12,151	1.06%	$4,479,156	$11,544	1.02%	$3,861,595	$8,399	0.88%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended March 31, 2018, December 31, 2017 and March 31, 2017, yields on loans before tax-equivalent adjustments were 4.24%, 4.28% and 4.10%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 2.07%, 1.66% and 1.71%, respectively, and yields on total interest-earning assets before tax-equivalent adjustments were 4.06%, 4.00% and 3.86%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017 was 2.87%, 2.86% and 2.87%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017 was 3.11%, 3.09% and 3.08%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At Or For The Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Key Performance Ratios
Return on average assets (1)	0.90%	0.70%	0.82%
Return on average equity (1)	7.35	5.56	6.03
Interest rate spread (1) (2)	2.92	2.97	2.99
Net interest margin (1) (3)	3.16	3.20	3.20
Non-interest expense to average assets (1)	1.86	1.85	1.94
Efficiency ratio (4)	57.62	52.61	61.02

	March 31, 2018	December 31, 2017	March 31, 2017
	(Dollars in thousands)
Asset Quality
Non-accrual loans:
One- to four-family	$6,568	$6,890	$8,761
Home equity lines of credit	562	562	672
Commercial real estate	378	388	2,792
Construction	—	—	815
Commercial and industrial	523	523	646

Total non-accrual loans	8,031	8,363	13,686
Foreclosed assets	—	—	—

Total non-performing assets	$8,031	$8,363	$13,686

Allowance for loan losses/total loans	0.96%	0.97%	1.03%
Allowance for loan losses/non-accrual loans	591.31	540.30	305.16
Non-accrual loans/total loans	0.16	0.18	0.34
Non-accrual loans/total assets	0.15	0.16	0.30
Non-performing assets/total assets	0.15	0.16	0.30

Capital and Share Related
Stockholders’ equity to total assets	12.01%	12.20%	13.28%
Book value per share	$12.13	$11.96	$11.49
Tangible book value per share (5)	$11.70	$11.54	$11.23
Market value per share	$20.15	$20.60	$18.30
Shares outstanding	54,068,874	54,039,316	53,630,841

(1)	Annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)	The efficiency ratio is a non-GAAP measure representing non-interest expense, excluding merger and acquisition expenses, divided by the sum of net interest income and non-interest income excluding gains or losses on sales of securities, and gains or losses on equity securities. The efficiency ratio is a common measure used by banks to understand expenses related to the generation of revenue. We have removed gains or losses on sales of securities and gains or losses on equity securities as management deems them to be either discretionary or market driven and not representative of operating performance. We have removed merger and acquisition expenses as management deems them to be not representative of operating performance. Presented on a basis including merger and acquisition expenses, gains or losses on sales of securities and gains or losses on equity securities, the efficiency ratio was 58.53%, 46.69% and 58.46% for the quarters ended March 31, 2018, December 31, 2017 and March 31, 2017, respectively.
(5)	Tangible book value per share represents total stockholders’ equity less goodwill and other intangible assets divided by the number of shares outstanding.